Exhibit 99.1

OPES Acquisition Corp.’s Business Combination Target, BurgerFi,

Reports Preliminary Third Quarter 2020 Financial Results

PALM BEACH, FL – November 10, 2020 – OPES Acquisition Corp.’s (Nasdaq: OPES) business combination target, BurgerFi International (BurgerFi), is reporting preliminary financial results for the third quarter ended September 30, 2020. The preliminary results are subject to completion of BurgerFi’s quarterly financial reporting process and the preparation of the unaudited financial statements for the quarter.

BurgerFi currently expects total revenue for the third quarter of 2020 to be in the range of $9 million to $9.2 million compared to $8 million in the second quarter of 2020 and $8.2 million in the third quarter of 2019. BurgerFi had seven new restaurant openings year-to-date through September 30, 2020, with plans to open an additional six new restaurants in the fourth quarter ended December 31, 2020.

DELIVERY METRICS

Year-Over-Year Delivery Sales

2019 vs 2020
July	+76%
August	+154%
September	+91%

Totals in 3rd Party Delivery YTD + BurgerFi App

July 1, 2020 to September 30, 2020

●	476,000+ orders
●	$11.5 million total sales
●	+55% in order volume
●	+80% in sales volume

“BurgerFi is a remarkable partner for OPES and we believe it will prove to be an attractive public company given its unique positioning within the rapidly expanding ‘better burger’ space,” said Ophir Sternberg, Chairman & CEO of OPES Acquisition Corp. “We look forward to consummating the business combination and expect BurgerFi to continue to show tremendous shareholder value.”

Julio Ramirez, newly appointed BurgerFi CEO, stated: “Strategic and focused development and organic growth are key to expanding successfully. Our deliberate growth plan enhances digital guest experiences, provides an eco-friendly footprint, leverages our team members’ proactive attitude towards service, and has a single-minded operational focus on delivering great tasting hand-crafted food.”

Commenting on BurgerFi’s performance, President Charlie Guzzetta said: “BurgerFi has continued to dominate the ‘better for you’ segment with outstanding quality. We are currently developing best-in-industry advances in technology, optimizing our digital ordering channels to ensure our service is not only outstanding, but safe and meets all guests’ individual preferences.”

About OPES Acquisition Corp.

OPES Acquisition Corp. (Nasdaq: OPES, OPESW) is a special purpose acquisition company headquartered in Miami and organized for the purpose of effecting a merger, asset acquisition, stock purchase or other similar business combination with one or more businesses or entities. For more information, please visit www.opesacquisitioncorp.com.

About BurgerFi

Established in 2011, BurgerFi is among the nation’s fastest-growing better burger concepts with approximately 125 BurgerFi restaurants domestically and internationally. The concept was chef-founded and is committed to serving fresh food of transparent quality. BurgerFi uses 100% natural American angus beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi placed in the top 10 on Fast Casual’s Top 100 Movers & Shakers list in 2020, was named “Best Burger Joint” by Consumer Reports and fellow public interest organizations in the 2019 Chain Reaction Study, listed as a “Top Restaurant Brand to Watch” by Nation’s Restaurant News in 2019, included in Inc. Magazine’s Fastest Growing Private Companies List, and ranked on Entrepreneur’s 2017 Franchise 500. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com, ‘Like’ BurgerFi on Facebook or follow @BurgerFi on Instagram and Twitter.

BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Disclaimer

OPES and BurgerFi, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of OPES common stock with respect to the proposed transaction between OPES and BurgerFi (the “Business Combination”). Information about OPES’s directors andexecutive officers and their current ownership of OPES’s shares of common stock is set forth in the preliminary proxy statement on Schedule 14A initially filed with the Securities and Exchange Commission (the “SEC”) on September 25, 2020, and the revised preliminary proxy statements on Schedule 14A filed on October 27, 2020 and November 6, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filings. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the Business Combination when it becomes available. These documents can be obtained free of charge from the sources indicated below.

In connection with the Business Combination, on September 25, 2020, OPES filed with the SEC, the initial preliminary proxy statement on Schedule 14A, and on October 27, 2020 and November 6, 2020, OPES filed revised preliminary proxy statements on Schedule 14A, which included, among other proposals, the proposal to approve the Business Combination, and OPES continues to file other relevant materials with the SEC. Promptly after filing its definitive proxy statement relating to the Business Combination with the SEC, OPES will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Business Combination, and other proposals. INVESTORS AND SECURITY HOLDERS OF OPES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE BUSINESS COMBINATION THAT OPES WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPES, BURGERFI, AND THE BUSINESS COMBINATION. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the Business Combination (when they become available), and any other documents filed by OPES with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to OPES at: 4218 NE 2nd Avenue, Miami, FL 33137.

Forward-Looking Statements:

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the identification of a target business and potential business combination or other such transaction, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” in the annual report on Form 10-K filed by OPES on March 30, 2020. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the proposed transaction; the inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the amount of cash available following any redemptions by OPES stockholders; the ability to meet the listing standards of the securities exchange following the consummation of the proposed transaction; and costs related to the proposed transaction. Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include: BurgerFi’s limited operating history; BurgerFi’s ability to manage growth; BurgerFi’s ability to execute its business plan; BurgerFi’s estimates of the size of the markets for its products; the rate and degree of market acceptance of BurgerFi’s products; BurgerFi’s ability to identify and integrate acquisitions; potential litigation involving OPES or BurgerFi or the validity or enforceability of BurgerFi’s intellectual property; general economic and market conditions impacting demand for BurgerFi’s products and services; and such other risks and uncertainties as are discussed in the proxy statement to be filed relating to the Business Combination. Other factors include the possibility that the proposed Business Combination does not close, including due to the failure to receive required stockholder approval, or the failure of other closing conditions.

OPES expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

(949) 574-3860

OPES@GatewayIR.com

Company Contacts:

OPES

Ashley Spitz, ashley@opesacquisitioncorp.com

BurgerFi International

Crystal Rosatti, crystal@burgerfi.com

Media Relations Contact:

Quinn PR

Laura Neroulias, LNeroulias@quinn.pr

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